Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2015 Results

First quarter 2015 net income(1) per diluted share was $2.08, operating EPS up 7 percent to $2.18

First quarter 2015 return on equity excluding AOCI was 21.5 percent
Operating ROE excluding AOCI increased 230 bps to a record high 23.1 percent

Company raises regular quarterly dividend 16 percent to $0.67 per share

MINNEAPOLIS — April 22, 2015 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2015 net income(1) of $393 million, or $2.08 per diluted share. Operating earnings were $412 million, up 1 percent from a year ago, with operating earnings per diluted share increasing 7 percent to $2.18. First quarter 2015 results included an $0.11 per diluted share unfavorable impact of a long term care reserve increase.

Operating net revenues increased 3 percent to $2.9 billion as business growth was partially offset by the negative impact of foreign exchange, a decline in net investment income and lower activity due to market volatility.

Operating expenses increased 3 percent to $2.3 billion, primarily driven by a $32 million long term care reserve increase in the current quarter and a $29 million reserve reduction in the year ago quarter from policyholder behavior related to a product change. Without these items, operating expenses were essentially flat. General and administrative expenses decreased 1 percent compared to a year ago reflecting the company’s ongoing expense discipline.

In the quarter, the company returned $459 million to shareholders through share repurchases and dividends.

“Ameriprise continues to deliver good performance with our Advice & Wealth Management and Asset Management businesses generating 64 percent of operating earnings in the quarter,” said Jim Cracchiolo, chairman and chief executive officer. “Retail client asset growth was strong from net inflows, new client acquisition and experienced advisor recruiting. And while the operating environment was more challenging in the quarter with increased equity market volatility and continued low interest rates, we’re executing our strategy and remain focused on serving our clients and advisors.”

“With our business growth and strong capital position, we continue to return capital to shareholders through share repurchases and dividends, including raising our regular quarterly dividend 16 percent — the eighth increase over the past six years.”

(1)       Net income represents net income from continuing operations attributable to Ameriprise Financial.

Ameriprise Financial, Inc.

First Quarter Summary

	Quarter Ended March 31,		% Better/	Per Diluted Share Quarter Ended March 31,		% Better/
(in millions, except per share amounts, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$393	$401	(2)%	$2.08	$2.01	3%
Adjustments, net of tax (1) (see reconciliation on p. 11)	19	6		0.10	0.03
Operating earnings (2)	$412	$407	1%	$2.18	$2.04	7%

Weighted average common shares outstanding:
Basic	186.3	195.5
Diluted	189.1	199.1

(1)       After-tax is calculated using the statutory tax rate of 35%.

(2)       The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

Results in the quarter reflected $0.13 per diluted share of unfavorable items — a reserve increase of $0.11 per share related to our closed block of long term care insurance and a net $0.02 per share unfavorable impact from other items discussed in the segment commentaries.

In addition, the market impact on DAC and DSIC was a $0.04 per diluted share benefit compared to a $0.03 per diluted share benefit a year ago.

Taxes

The first quarter 2015 operating effective tax rate was 26.7 percent compared to 25.2 percent a year ago. The company estimates that its full year 2015 operating effective tax rate will be in the 26 to 28 percent range.

First Quarter 2015 Business Highlights

•                  Total assets under management and administration grew 4 percent from a year ago to $815 billion driven by Ameriprise advisor client net inflows and market appreciation, partially offset by an unfavorable foreign exchange impact of more than $17 billion.

•                  Advice & Wealth Management experienced continued strong growth in client assets and flows with advisor client assets up 8 percent to $453 billion and wrap assets increasing 13 percent to $180 billion. Wrap net inflows in the quarter were strong at $2.8 billion.

•                  Advisor productivity continues to improve. On a trailing 12-month basis, operating net revenue per advisor grew 11 percent to a record $505,000.

•                  Experienced advisor recruiting was strong in the quarter, with 77 experienced advisors moving their practices to Ameriprise.

•                  Asset Management segment AUM increased slightly to $506 billion driven by market appreciation, partially offset by net outflows and an unfavorable year-over-year impact of more than $17 billion from foreign exchange. For the quarter, net outflows were $5.8 billion.

•                  The company has 120 four- and five-star rated funds at Columbia Threadneedle Investments.

•                  On March 30, the company launched the Columbia Threadneedle Investments brand representing the combined capabilities, resources and reach of Columbia Management and Threadneedle Investments.

•                  The company continued to build out its multi-asset solutions business, launching the Columbia Adaptive Alternatives Fund, a liquid alternatives fund that provides retail investors access to a diverse portfolio of alternative investments.

•                  Variable annuity policyholder account balances grew 3 percent to $78 billion and included $1.2 billion in new sales — 32 percent of sales in the quarter did not include living benefits, up from 25 percent a year ago.

•                  Variable Universal Life / Universal Life insurance account balances increased 4 percent to $11 billion.

•                  Combined, Advice & Wealth Management and Asset Management generated 64 percent of company pretax operating earnings(1), up from 61 percent a year ago.

•                  The company increased its regular quarterly dividend 16 percent to $0.67 per share payable on May 15, 2015 to shareholders of record as of May 4, 2015.

•                  Excess capital was approximately $2.5 billion after the company repurchased 2.6 million shares of common stock in the quarter for $349 million and paid $110 million in quarterly dividends. The company also holds $250 million of additional capital above required levels, primarily for variable annuity products.

(1)  Excludes Corporate & Other segment

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Advice & Wealth Management
Net revenues	$1,228	$1,149	7%
Expenses	1,018	968	(5)
Pretax operating earnings	$210	$181	16

Pretax operating margin	17.1%	15.8%

	Quarter Ended March 31,		% Better/
	2015	2014	(Worse)
Retail client assets (billions)	$453	$418	8%
Mutual fund wrap net flows (billions)	$2.8	$4.2	(33)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$505	$454	11%

Advice & Wealth Management pretax operating earnings increased 16 percent to $210 million reflecting strong revenue growth and expense controls. First quarter 2015 pretax operating margin reached a record high of 17.1 percent compared to 15.8 percent a year ago. On a sequential basis, first quarter 2015 results reflected two fewer fee days.

Operating net revenues grew 7 percent to $1.2 billion driven by asset growth in fee-based accounts from client net inflows and market appreciation, partially offset by lower activity reflecting increased market volatility.

Operating expenses increased 5 percent to $1 billion as business growth resulted in higher distribution expenses. General and administrative expenses were flat compared to a year ago.

Total retail client assets grew 8 percent to $453 billion driven by client net inflows, new client acquisition and market appreciation. Wrap net inflows remained strong at $2.8 billion with wrap balances increasing 13 percent to $180 billion. The combination of asset growth and client activity drove an 11 percent increase in operating net revenue per advisor on a trailing 12-month basis.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Asset Management
Net revenues	$807	$807	—
Expenses	616	624	1%
Pretax operating earnings	$191	$183	4

Adjusted net pretax operating margin	39.7%	39.0%

	Quarter Ended March 31,		% Better/
	2015	2014	(Worse)
Total segment AUM(1) (billions)	$506	$504	—
Columbia Management AUM	$364	$358	2%
Threadneedle AUM	$147	$149	(1)%

Total segment net flows (billions)	$(5.8)	$(3.9)	(49)%
Retail net flows	$(3.0)	$(3.4)	11%
Institutional net flows	$(2.8)	$(0.8)	NM
Alternative net flows	$—	$0.3	NM

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s First Quarter 2015 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 4 percent to $191 million driven by market appreciation and continued expense management, partially offset by net outflows, the negative impact of foreign exchange and costs associated with the move to a new London office.

First quarter adjusted net pretax operating margin remained strong at 39.7 percent compared to 39.0 percent a year ago.

Operating net revenues were flat at $807 million as asset growth from market appreciation was offset by net outflows and the negative impact of foreign exchange.

Operating expenses decreased 1 percent to $616 million reflecting well-controlled general and administrative expenses and lower distribution expenses.

AUM grew slightly to $506 billion as market appreciation more than offset the impact of net outflows and a more than $17 billion unfavorable impact from foreign exchange. For the quarter, net outflows were $5.8 billion reflecting elevated outflows in the Columbia Acorn Fund, continued outflows from former parent company affiliated distribution, and low basis point fee institutional and insurance mandates. Initiatives to improve U.S. retail intermediary flows are gaining traction, including initiatives to increase wholesaler productivity and earn greater share with key clients and platforms. Retail net inflows of $0.5 billion at Threadneedle included increased flows into Asian equity products. Net outflows in third party institutional reflected the timing of certain large mandate fundings, which are now expected to fund in the second quarter.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Annuities
Net revenues	$631	$636	(1)%
Expenses	459	460	—
Pretax operating earnings	$172	$176	(2)

Variable annuity pretax operating earnings	$144	$145	(1)%
Fixed annuity pretax operating earnings	28	31	(10)
Total pretax operating earnings	$172	$176	(2)

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$10	$8	25%
Impact of variable annuity product changes	2	29	(93)%
Total annuities impact	$12	$37	(68)%

	Quarter Ended March 31,		% Better/
	2015	2014	(Worse)
Variable annuity ending account balances (billions)	$77.9	$75.9	3%
Variable annuity net flows (millions)	$(385)	$(400)	4%
Fixed annuity ending account balances (billions)	$11.7	$12.9	(10)%
Fixed annuity net flows (millions)	$(565)	$(415)	(36)%

Annuities pretax operating earnings were $172 million compared to $176 million a year ago, as the year ago period included a $37 million benefit from the market impact on DAC and DSIC and from policyholder behavior related to a variable annuity product change.

Variable annuity operating earnings were $144 million in the quarter reflecting $25 million of lower benefits from policyholder behavior related to a product change in the year ago period and the market impact on DAC and DSIC. Account balances grew 3 percent to $78 billion driven by market appreciation, partially offset by net outflows. Variable annuity cash sales were $1.2 billion for the quarter.

Fixed annuity operating earnings decreased to $28 million primarily driven by the cumulative decline in account balances, partially offset by higher spreads due to lower crediting rates. Fixed annuity account balances decreased 10 percent given limited new sales from low rates and lapse rates consistent with the company’s expectations.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Protection
Net revenues	$590	$555	6%
Expenses	539	496	(9)
Pretax operating earnings	$51	$59	(14)

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$—	NM
Long term care reserves	(32)	—	NM
Auto and home reserves	—	(30)	NM
Disability insurance discount rate change	7	—	NM
Total auto and home weather-related losses(1)	(12)	(20)	40%
Total protection impact	$(36)	$(50)	28%

	Quarter Ended March 31,		% Better/
	2015	2014	(Worse)
Life insurance in force (billions)	$196	$194	1%
VUL/UL ending account balances (billions)	$11.4	$11.0	4%
Auto & Home policies in force (thousands)	943	861	10%

(1)   Q1 2015 includes $4 million related to 2014 catastrophe losses

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $51 million compared to $59 million a year ago. Included in the current quarter’s results were a $32 million long term care reserve increase, a loss ratio assumption at Auto and Home that was consistent with the run rate for the fourth quarter of 2014, and a $7 million favorable impact from a change in the discount rate for disability insurance products.

Life and Health insurance earnings, excluding unusual items, were solid and included elevated claims experience that was within normal quarterly claims fluctuations. VUL/UL account balances grew 4 percent primarily from market appreciation. VUL/UL cash sales were $66 million, down 15 percent.

As anticipated, the company obtained additional information from its long term care reinsurance provider during the quarter regarding benefit utilization and claim terminations. The new information, along with a review of the discount rate, resulted in a revised management best estimate for long term care claims reserves. The impact was a $32 million increase in the claims reserves. The company has exercised its contractual right to engage an outside actuarial firm to conduct additional analysis of claims experience that is expected to be completed in the second quarter.

Auto and Home had a modest operating loss in the quarter compared to a significant loss a year ago. The improved results reflected lower weather-related losses and increased reserves a year ago, partially offset by higher 2015 accident year loss ratio assumptions consistent with the fourth quarter 2014 accident year level. The company continues to make improvements in underwriting, operational and claims processes, and pricing actions to improve performance. These actions are expected to have an incremental impact on financial results in 2015 and a more substantial financial benefit in 2016.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Corporate & Other
Net revenues	$(6)	$6	NM
Expenses	56	61	8%
Pretax operating loss	$(62)	$(55)	(13)

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $62 million for the quarter compared to a $55 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625

Chad J. Sanner

Ameriprise Financial

(612) 671-4676

chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2015 operating effective tax rate to be in the 26 to 28 percent range;

•                  the statement in this news release concerning anticipated funding of mandates in the second quarter for Columbia Threadneedle Investments;

•                  the statements in this news release concerning anticipated completion of actuarial analysis on long term care claim experience in the second quarter;

•                  the statements in this news release concerning the expected impact, and time during which impacts might be realized, as a result of actions taken in the company’s Auto and Home business;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor pending rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                 changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. For information about Ameriprise Financial entities, please refer to the First Quarter 2015 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Net income attributable to Ameriprise Financial	$393	$400	$2.08	$2.01
Less: Loss from discontinued operations, net of tax	—	(1)	—	—
Net income from continuing operations attributable to Ameriprise Financial	393	401	2.08	2.01
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	22	10	0.12	0.05
Add: Market impact on indexed universal life benefits, net of tax(1)	4	(1)	0.02	—
Add: Net realized (gains) losses, net of tax(1)	(7)	(3)	(0.04)	(0.02)
Operating earnings	$412	$407	$2.18	$2.04

Weighted average common shares outstanding:
Basic	186.3	195.5
Diluted	189.1	199.1

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2015	2014
Total net revenues	$3,053	$2,996
Less: CIEs revenue	149	177
Less: Net realized gains (losses)	10	5
Less: Market impact on indexed universal life benefits	(4)	2
Operating total net revenues	$2,898	$2,812

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2015	2014
Total expenses	$2,435	$2,346
Less: CIEs expenses	63	62
Less: Market impact on variable annuity guaranteed benefits	34	15
Less: Market impact on indexed universal life benefits	2	1
Operating expenses	$2,336	$2,268

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2015	2014
Operating total net revenues	$2,898	$2,812
Operating expenses	2,336	2,268
Pretax operating earnings	$562	$544

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended March 31,
(in millions, unaudited)	2015	2014
General and administrative expense	$752	$758
Less: CIEs expenses	10	12
Operating general and administrative expense	$742	$746

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2015
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$618	$562
Less: Pretax income attributable to noncontrolling interests	86	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$532	$562
Income tax provision from continuing operations	$139	$150
Effective tax rate	22.5%	26.7%
Effective tax rate excluding noncontrolling interests	26.1%	26.7%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$650	$544
Less: Pretax income attributable to noncontrolling interests	115	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$535	$544
Income tax provision from continuing operations	$134	$137
Effective tax rate	20.7%	25.2%
Effective tax rate excluding noncontrolling interests	25.1%	25.2%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2015	2014
Operating total net revenues	$807	$807
Less: Distribution pass through revenues	218	228
Less: Subadvisory and other pass through revenues	103	97
Adjusted operating revenues	$486	$482

Pretax operating earnings	$191	$183
Less: Operating net investment income	6	4
Add: Amortization of intangibles	8	9
Adjusted operating earnings	$193	$188

Adjusted net pretax operating margin	39.7%	39.0%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2015	2014
Net income attributable to Ameriprise Financial	$1,612	$1,399
Less: Loss from discontinued operations, net of tax	(1)	(3)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,613	1,402
Less: Adjustments (1)	(54)	(127)
Operating earnings	$1,667	$1,529

Total Ameriprise Financial, Inc. shareholders’ equity	$8,270	$8,432
Less: Accumulated other comprehensive income, net of tax	755	731
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,515	7,701
Less: Equity impacts attributable to the consolidated investment entities	300	337
Operating equity	$7,215	$7,364

Return on equity excluding AOCI	21.5%	18.2%
Operating return on equity excluding AOCI (2)	23.1%	20.8%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Revenues
Management and financial advice fees	$1,468	$1,386	6%
Distribution fees	466	476	(2)
Net investment income	484	471	3
Premiums	353	330	7
Other revenues	289	340	(15)
Total revenues	3,060	3,003	2
Banking and deposit interest expense	7	7	—
Total net revenues	3,053	2,996	2
Expenses
Distribution expenses	819	786	(4)
Interest credited to fixed accounts	172	186	8
Benefits, claims, losses and settlement expenses	533	450	(18)
Amortization of deferred acquisition costs	75	87	14
Interest and debt expense	84	79	(6)
General and administrative expense	752	758	1
Total expenses	2,435	2,346	(4)
Income from continuing operations before income tax provision	618	650	(5)
Income tax provision	139	134	(4)
Income from continuing operations	479	516	(7)
Loss from discontinued operations, net of tax	—	(1)	NM
Net income	479	515	(7)
Less: Net income attributable to noncontrolling interests	86	115	(25)
Net income attributable to Ameriprise Financial	$393	$400	(2)

NM  Not Meaningful — variance of greater than 100%